EXHIBIT 23.2

         Consent of Ernst & Young LLP, Independent Auditors


    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of First Commercial Corporation for the registration of 3,412,457 shares of its common stock and to the incorporation by reference therein of our report dated January 30, 1997, with respect to the consolidated financial statements of First Commercial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                              Ernst & Young LLP


    Little Rock, Arkansas
    March 11, 1997